* Confidential portion has been omitted and filed separately with the Commission.



                                                                   Exhibit 10.2B





                                                                         3-21-97


                               MARKETING AGREEMENT
                 BETWEEN COMPUTER OUTSOURCING SERVICES, INC. AND
                      ALICOMP, A DIVISION OF ALICARE, INC.

                                   MARCH 1997

MARKETING AGREEMENT dated as of March 21, 1997 (the "Marketing Agreement") by and between Computer Outsourcing Services, Inc. (hereinafter referred to as COSI), with its main office located at 360 West 31st Street, New York, New York 10001, and ALICOMP, a division of ALICARE, Inc., (hereinafter referred to as ALICOMP) with its principal offices at 730 Broadway, New York, New York 10003.

WHEREAS COSI desires to retain the services of ALICOMP, which is experienced in offering and delivering Outsourcing related services to potential Outsourcing Clients. As used herein the term Outsourcing shall be deemed to mean the providing of Computer Hardware, including but not limited to CPU, DASD, Telecommunications, Software and Technical Support and

WHEREAS ALICOMP desires to retain the services of COSI, which is experienced in offering and delivering Outsourcing related services to potential Outsourcing Clients, along with COSI's computer facility, computer hardware, software, and technical and operations support capability;

NOW, THEREFORE, in consideration of the mutual promises made in this Marketing Agreement, the COSI Services Agreement annexed hereto, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the parties have agreed as follows:

This Marketing Agreement replaces the Marketing Agreement between the above parties dated September 11, 1996, except that any sums due to either party under the September

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11, 1996 Marketing Agreement shall not be deemed waived or otherwise forgiven by virtue of entering into this Agreement.

I.   AUTHORITY

     a) ALICOMP represents and warrants that it has the full power and authority to contract with COSI to support and deliver products in the Outsourcing marketplace on an exclusive basis subject to the provisions of Paragraph VI of this Agreement.


     b) COSI represents and warrants that it has the full power and authority to contract with ALICOMP to support and deliver products in the Outsourcing marketplace.


II.  DEFINITION OF ALICOMP CLIENT AND COSI CLIENT

     A.(1) Each opportunity of the type currently offered by ALICOMP with an initial requirement of ten (10) MIPS or less, other than Clients listed on Schedule K to this Agreement, as such Schedule may be amended or supplemented up to the Date of First Productive Use, as defined in the Services Agreement entered into between the parties contemporaneously with this Agreement, shall be an ALICOMP Client whether obtained through ALICOMP's own Sales Network or through COSI's Sales Network, pursuant to Paragraph XIII herein. ALICOMP shall be the Prime Contractor in all such cases. ALICOMP and COSI shall negotiate on a case by case basis the cost of services to be provided to ALICOMP Clients. ALICOMP agrees that COSI provides certain additional outsourcing services which are not covered by this Agreement notwithstanding that they may involve 10 or less MIPS.

     A.(2) If the Client was brought to ALICOMP through ALICOMP's own Sales Network, COSI's price for services shall allow ALICOMP to make a reasonable profit for itself. If the Client was brought to ALICOMP through COSI's Sales Network, COSI's price for services shall allow ALICOMP to make a reasonable

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     profit for itself, but in recognition that ALICOMP must pay COSI a percentage fee based on revenues (net of pass through expenses) for the life of the contract, anticipated to be between *% and *%, ALICOMP may realize a lower profit, than if the Client was obtained directly by ALICOMP The percentage fee paid by ALICOMP to COSI shall be defined as a "Referral Fee." Upon termination of this Marketing Agreement, ALICOMP Clients obtained through ALICOMP's own Sales Network shall be relocated to another Data Center of ALICOMP's choice. ALICOMP Clients obtained through COSI's Sales Network shall remain with COSI upon the termination of this Agreement.

     A.(3) In order for ALICOMP to service its present and future customers, ALICOMP shall have the right to first utilize resources within its * MIPS,
     * Gigabytes (as defined in the Services Agreement hereto attached) of DASD (including all peripherals and labor as reflected in the COSI Services Agreement to be annexed hereto) configuration as ALICOMP deems appropriate and to add and replace lost business over the term of this Marketing Agreement as ALICOMP's * MIPS, * Gigabytes of DASD allow. If ALICOMP has MIPS capacity for such opportunities, but needs in, aggregate, up to * more Gigabytes of DASD over * Gigabytes, COSI shall provide such DASD pursuant to Exhibit A of the COSI Services Agreement attached hereto. If additional resources of the type set forth in Exhibit A Paragraph 2 are required over time, COSI will only charge for such additional resources as stated in the COSI Services Agreement attached hereto. If COSI refuses to provide such additional resources for reasons other than ALICOMP's being in breach of this Agreement, ALICOMP shall have the right to terminate this Marketing Agreement and the COSI Services Agreement for Breach by COSI upon 180 days written notice and COSI's Right of First Refusal in Paragraph VI shall be deemed irrevocably waived by COSI. If this Agreement is Terminated based upon COSI's failure to provide additional resources ALICOMP can relocate its Clients to another Data

* Confidential portion has been omitted and filed separately with the Commission.

     Center of its choice with no further obligation to COSI, other than for payments which may be due for services rendered prior to the relocation.

     B.(1) COSI Clients shall be all opportunities larger than those described in Paragraph II A(1), II A(2) or II A(3) above that ALICOMP brings through its own Sales Network or that COSI brings in through its own Sales Network subject to Paragraph XIII of this Agreement. In such cases, COSI shall be the Prime Contractor. Except, that a Client introduced through the ALICOMP Sales Network (including Brokers) may elect to designate either ALICOMP or the Brokers (as is defined herein) as the Prime Contractor or Co-Prime Contractor. In such cases ALICOMP will pay COSI its revenue no more than 15 days from the date ALICOMP receives such revenue. ALICOMP's standard payment terms with clients is payment is due on the first day of the month in which services are rendered.

     ALICOMP will notify COSI if any COSI client in which ALICOMP is a Prime Contractor or Co-Prime Contractor has not paid for it services within 30 days after the due date.

     ALICOMP will attempt to resolve such delinquency but in any case ALICOMP shall be liable for payment to COSI if payment is not made within 60 days of due date, unless nonpayment is caused by services being rendered or not being rendered by COSI. The forgoing notwithstanding ALICOMP's liability for such delinquency shall in no event exceed 60 days of delinquency for each client. Upon termination of this Marketing Agreement, COSI Clients will continue to be processed by COSI under the same Terms and Conditions that existed prior to the Termination of this Agreement.

     B.(2) The parties agree that if the Client was brought in through COSI's Sales Network, it shall not have any obligation to pay ALICOMP any fees. If a COSI Client was brought in through ALICOMP's Sales Network, ALICOMP will receive a referral fee based on revenue (net of pass through expenses) for the life of the CLIENT's contract (and any extensions and any new business that would

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     be signed with the same Client that commences within 12 months of the termination date). Such referral fee is anticipated to be between 8% and 12%. Cost recognizes that as a result of paying ALICOMP such percentage fee, COSI may realize a lower profit.

III  ALICOMP SERVICES

     ALICOMP services for ALICOMP Clients and COSI CLIENTS referred to COSI by ALICOMP's sales network shall consist of:

     a) Marketing and Pre-Sales Technical Support with COSI as requested by ALICOMP which will include:

          1.   Preparation of response to Request for Proposal (RFP).

          2. Qualification and specification a potential customer's requirements.

          3.   Pricing Client requests.

          4. Issuance of customer contracts when ALICOMP is the prime contractor or joint contractor.

          5.   Investigation of potential Clients credit worthiness.

          6. Technical and Operational staff as reflected in the Services Agreement and Exhibit A thereto will provide technical and operational services to ALICOMP Clients. This staff shall participate in ALICOMP Client and COSI Client pre-sales support, proposal input and migration support, facility planning, configuration planning, performance tuning, network design and support and, if ALICOMP determines that the staff is available, assist COSI in providing the services hereinabove described to COSI Clients.

     b)   Billing/Accounts Receivable

          ALICOMP will directly bill and collect ALICOMP Clients' fees.

     c) Relationship management and customer advocacy activities for ALICOMP Clients and COSI Clients.

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IV.  COST SERVICES

     COSI shall make available to ALICOMP for use by ALICOMP Clients which are subject to the provisions of this Marketing Agreement;

     a) Its Marketing, and Sales Network for ALICOMP Clients as well as Pre-sales Technical Support.

     b) Its computer operations capability to be located in Secaucus, New Jersey. The computer operations facility must have full redundancies for power (in line UPS) and Diesel Generator(s), Dual Path telecommunications and be able to operate normally for 24 hours without publicly supplied water. COSI shall be fully responsible for all costs attendant to such facility other than the exemption of certain ALICOMP staff found in the attached COSI Services Agreement Exhibit A. COSI Services shall include, but not be limited to, depending on ALICOMP Clients' requirements, the same items listed in Paragraph III a) 1 through 6 above for ALICOMP Services, and services listed in the Services Agreement to include the following:

               1.   CPU utilization

               2. Direct Access Storage Devices (the number of gigabytes available including model types, controllers and ongoing performance tuning).

               3. Tape and Cartridge Drives (the number of each, and model numbers)

               4. IBM, VM, MVS and/or VSE System Software (Name, vendor and release level).

               5. Networking resources including, but not limited to 37X5, 3172, etc.

               6. Technical and Operational Staff exclusive of Staff provided by ALICOMP in Exhibit A to the Service Agreement including, but not limited to console operators, system software engineers, and telecommunications specialists. While ALICOMP Technical and Operational staff's primary responsibility will be ALICOMP and certain COSI Clients, COSI staff will provide backup support for all ALICOMP Clients including, but not limited to, maintenance of system software, installing releases of systems software, network support (24 hours, 365 days per year, Help Desk). A full description of COSI's responsibility is set forth in Exhibit A of the COSI Services Agreement.

               7. Disaster Recovery (including planning, testing) and Offsite storage pursuant to ALICOMP Clients' contracts.

     c) Operational material, such as current hardware and software inventories, capacity analysis, etc. and access to COSI's computer center, for tours with Clients and prospects with a COSI employee(s) as requested by ALICOMP.

     d) Performance reporting, capacity reporting, Help Desk reporting and services and procedures that meet or exceed ALICOMP's current Help Desk practices in satisfaction of ALICOMP's current Help Desk procedures and reporting for all Clients, defined in Paragraph II, as required by ALICOMP. ALICOMP shall provide the initial training for COSI's help desk personnel prior to the Date of First Productive use. All subsequent training shall be COSI's responsibility.

     e) Sharing Research and Development including allowing ALICOMP to market to ALICOMP Clients new service offerings by COSI in the marketplace.

     f) COSI shall, within thirty (30) days prior to the anticipated migration date of the Computer Services Agreement, (as hereinafter defined) provide ALICOMP Marketing, Administrative, Customer Support, and Technical Support staff with private, physical space and other office support fixtures and services at the COSI facility (the "COSI Facility") as defined as follows:

               1. Two (2) windowed offices of no less than 14 1/2 feet wide and no less than 14 1/2 feet long and (2) smaller offices of no less than 10 feet wide and no less than 15 feet long.

               2. Open space of no less than 30 feet wide and no less than 36 feet long for four (4) additional ALICOMP marketing and customer support staff directly outside of the (2) large offices as currently configured at ALICOMP's current location.

               3. Four offices of no less than 10 feet wide by 10 feet long for key technical staff, in close proximity to the offices and space described in paragraphs 1 and 2 herein to facilitate ALICOMP's role in providing for proposal creation and ongoing customer support.

               4. Space for two prefab cubicles or small offices for junior technical staff.

               5. Space for file cabinets (preferably near the offices set forth in (2) above, along with reasonable storage space for supplies, etc.

               6. In the event that ALICOMP wishes to increase its staff COSI shall use its best efforts to accommodate ALICOMP's space requirements for the additional staff.


               7. Access to a shared conference room that accommodates no less than twelve (12) people at one time (preferably near the offices set forth in (1) above and a smaller dedicated

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                    conference room which shall be decorated in a commercially suitable style and which shall include magazine and newspaper articles, reference letters and other amenities to make it commercially viable for ALICOMP and ALICOMP/COSI Marketing and Customer Support.



               8. Permission for ALICOMP to decorate those parts of the COSI Facility in which ALICOMP space has been assigned (as set forth in this subparagraph (e) and which are visible to prospective clients; provided, however, such proposed decorating plans will be submitted to COSI for COSI's prior approval, which shall not be unreasonably denied.



               9. Access to telephone, intercoms, voice mail, and trunking required by ALICOMP to perform its day to day duties and responsibilities; provided, however, ALICOMP shall be responsible for all telephone charges in connection therewith.



              10. Access cards for ALICOMP staff members to enable ALICOMP such staff access to its offices twenty-four (24) hours, seven (7) days a week.



              11. Day Room for up to six (6) clients to work on a temporary basis, upon reasonable notice.



              12. Access to the COSI Van Shuttle Service between Manhattan and the COSI Facility for ALICOMP employees and contractors, if requested.



              13. Directly bill and collect COSI Client fees where COSI is Prime Contractor.



              14. Development and issuance of contracts when COSI is the sole contractor.

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V.        TERM

      (1) The term of this Marketing Agreement shall commence on the date this Agreement is signed (the Effective Date), and continue until the Services Agreement terminates unless otherwise agreed to in writing by ALICOMP.

      (ii) Upon termination of this Marketing Agreement, ALICOMP and COSI shall have no further obligations to each other except that any Referral Fees shall remain due and owing in accordance with the schedules set forth herein and except that COSI shall, if requested by ALICOMP continue to make its computer facility available to the existing ALICOMP CLIENTS that are using the COSI facility.

V1.       RIGHT OF REFUSAL

      ALICOMP shall bring all its prospective clients to COSI. COSI shall have the right of first refusal to provide the services hereunder to any prospective ALICOMP or COSI Client. If COSI pricing is, in ALICOMP's opinion, noncompetitive, in which event A-LICOMP will advise COSI of its opinion and allow COSI to reprice its offer. If within three (3) business days from receipt of notice from ALICOMP that the COSI price is noncompetitive, COSI agrees to price the work at a rate deemed competitive by ALICOMP, ALICOMP shall give COSI the right of first refusal to provide the services to the prospective Client. If COSI does not agree within the three (3) business days to lower its price to a level deemed competitive by ALICOMP, ALICOMP may offer an ALICOMP Client to any third party provider.

V11.      PAYMENT OF REFERRAL FEES

      Each party shall pay to the other party any Referral Fees due to the other from Client revenues within 20 days of receipt of such CLIENT's revenue. If a CLIENT fails to make its payments then the Referral Fee shall be excused unless

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      and until the CLIENT pays its fees. Neither party shall voluntarily waive or reduce a CLIENT's fees without prior consultation with the other party.

VIII.     TITLE

      Nothing contained in this Marketing Agreement shall give or convey to COSI any right, title or interest in ALICOMP, nor to ALICOMP any right, title or interest in COSI.

IX.       INSURANCE

      COSI at all times during this Marketing Agreement shall carry no less than minimum mandated insurance coverage as reflected in the COSI Service Agreement attached hereto to protect against any exposures which are included in Client Schedules.

X.        MUTUAL COVENANT NOT TO HIRE PERSONNEL


      Each party hereby acknowledges that the other has trained its personnel at significant expense to itself and has revealed much if its operations to its consultants. Accordingly, each party hereto agrees that, except by mutual agreement to the contrary, it will not, either directly or indirectly, hire or attempt to hire any employees or consultants of the other party during the term of this Marketing Agreement and for a period of one (1) year following the termination or expiration of this Agreement. In addition to any other relief, including injunctive relief, to which a party is entitled hereunder the breaching party shall pay to the nonbreaching the nonbreaching party's actual damages.


X1.       WARRAN1Y AND DISCLAIMER OF WARRANTIES, LIMITATION DAMAGES


      A.(1) COSI warrants to ALICOMP that so long as ALICOMP shall not be in default of any of the provisions of this Marketing Agreement, COSI shall not disturb ALICOMP's quiet enjoyment of and peaceful right to have its Clients use

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      the COSI facility in accordance with the requirements of such CLIENT's
      Schedule.


      A.(2) Without limiting the generality of the foregoing, ALICOMP shall not be liable to COSI or any third party, including but not limited to any ALICOMP Client covered under this Marketing Agreement for any liability claim, loss, damage, or expense of any kind or nature caused directly or indirectly by COSI's failure to furnish services to a Client pursuant to the Client Schedule hereunder, or in any delay in providing or failure to provide any part thereof, or any interruption or loss of service which is the sole result of any action or inaction by COSI. Therefore COSI expressly agrees to indemnify, defend and hold ALICOMP and its affiliates harmless from any and against all such claims. Upon the request of ALICOMP, COSI will, at its own expense, reimburse ALICOMP for the cost of its defense in connection with any claim in which COSI does not provide the legal defense. COSI will reimburse ALICOMP for any reasonable legal fees incurred by ALICOMP in defending such claims only to the extent that COSI has notice of such claim and has declined to defend and ALICOMP is entitled to indemnity hereunder. If COSI assumes the defense it shall not enter into any settlement that does not include a complete release of all claims against ALICOMP and its affiliates without the prior consent of ALICOMP.



      B.(1) In no event will COSI be responsible for or indemnify ALICOMP or any customer against consequential damages of any kind whatsoever, and the amount of any damages payable by COSI to ALICOMP or any customer pursuant to a Client Schedule shall be determined by the Client Schedule.


X11. CONFIDENTIALI1Y


      A.(1) All data and information furnished to or utilized by each party shall be regarded as confidential. Such items shall remain the sole property of the party supplying it, and shall be held in confidence and safekeeping by both parties except as required by law. Both parties further agree to exercise good business

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      judgment and discretion in disclosure of such information to any person, and to take appropriate precaution to limit use or disclosure to those personnel in their respective organizations who are directly concerned with the performance of this Marketing Agreement.


      A.(2) Except as required by law neither party shall reveal the data given it by the other or received from a party who is under a duty of confidentiality without the express prior written consent of the other unless such information has been disclosed to the general public. Neither party shall use the name, trademark, trade name, whether registered or not, of the other in any publicity releases, advertising, or in any other manner without the prior written consent of the other. COSI and ALICONfP shall exercise the same standard of care to protect any proprietary or confidential data of the other, or of any of COSI's or ALICOMP's current or prospective Clients disclosed during negotiation or performance of this Marketing Agreement as it is used to protect its own proprietary or confidential data from unauthorized disclosures.



      B.(I) The Parties recognize that a breach of this clause could cause irreparable harm and therefore each expressly consents to the entry of an injunction to prevent or enjoin such breach together with such further additional relief as a court deems proper. In the event that a party is served with legal process requiring disclosure of confidential information, it will promptly notify the other party and allow it, at its expense, to attempt to intervene to limit disclosure.


XIII. NON-COMPETITION

      A.(i) COSI shall be required to maintain a log of potential clients. The log shall contain the name of the client and the date(s) COSI, or its agents solicited the potential client. During the term of this Marketing Agreement, the parties shall be free to pursue and accept any Outsourcing Clients. Any prospects introduced to COSI by ALICOMP or the ALICOMP sales network shall be deemed a Client to which ALICOMP is due a Referral Fee unless COSI logged such prospect (date and time stamped) and has communicated with said prospect in person or by telephone no more than 100 days prior to the introduction of said Client by ALICOMP. COSI will share with ALICOMP, no less frequently than twice monthly, such date and time stamped prospects lists.

      A.(ii) The above notwithstanding, within thirty- six (36) hours after ALICOMP, or its agents advises COSI that ALICOMP wishes to introduce a prospective Client, COSI notice must notify ALICOMP that COSI has already logged such a prospect in its list of prospective clients. If the prospective client does not appear on the log of prospective clients then ALICOMP shall be deemed conclusively due to its Referral Fee if the introduction results in the potential client becoming an actual client.

      A.(iii) As it relates to Brokers and/or Consultants, ALICOMP shall be allowed to deal with same even if COSI has them on their Prospect list, if the Broker/Consultant is representing a different prospect. Such prospect lists shall include, at a minimum, Clients that fall into the category of 10 MIPS or less in a shared environment.

      B. Unless the parties agree in writing to the contrary , all business that comes in through the following individuals or Companies shall be treated, for the purpose of this Agreement, as having been brought in by ALICOMP's Sales Network. Any business:

          (1) brought in by an entity to which Joe Zein, residing at 202 Bayberry Lane, Westport Connecticut, personally or any entity in which Joe Zein is either a principal owner or a partner, sole proprietor, joint venturer, officer, director, or trustee for as long as this Marketing Agreement is in effect and for six (6) months thereafter.

          (2) that result from any current ALICOMP Clients, and/or Computer Reserves, Technology Business Integrators (TBI), Computer

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               Placement, Creative Marketing Concepts, American Healthware, Tom
               Unger, the Livingston Group, Dennis Constan, Donald Kessler.

      C.(i) None of ALICOMP's Clients shall be solicited by COSI and COSI shall not accept as Clients any ALICOMP Clients for the full term of ALICOMP's Clients' Contracts including all extensions, and for a period of 9 months thereafter.

      C.(ii) In addition, COSI shall not allow any company that is marketing IBM Mainframe Computer Outsourcing or Remote Computing business similar to ALICOMP or that competes with ALICOMP to be located in any COSI facility that is within 100 miles of Secaucus, New Jersey during the term of this Agreement.


XIV.      ASSIGNMENT


      Neither party may assign its rights nor delegate any of its obligations under this Marketing Agreement or any schedule contemplated hereby except to its successor, pursuant to a merger, consolidation, or sale of substantially all its assets or to its parent, subsidiaries or affiliates, or upon a sale by COSI of substantially all its data processing facilities to the purchaser of such facilities, without the prior written consent of the other party. Consent shall not be unreasonably withheld. Any prohibited assignment or delegation shall be null and void. All references of right to assign shall be determined in accordance with Paragraph 24D of the Service Agreement.

XV.       INDEPENDENT PARTIES


      The relationship between COSI and ALICOMP created by this Marketing Agreement shall be that of independent parties, and nothing contained herein shall be construed as constituting a partnership or agency between COSI and

      ALICOMP. Each party shall be solely responsible for the acts and omissions of its employees and agents.

      Notwithstanding the foregoing, in any situations in which ALICOMP is retaining the services of COSI as a subcontractor under an Agreement or Schedule whereby ALICOMP is providing data processing services to a Client, the terms and conditions of this Marketing Agreement shall be applicable as to the COSI and ALICOMP subcontracting relationship.

XVI. NOTICE


      Any notice, requests or other communication to either party by the other, provided for herein shall be given in writing and shall be deemed received upon the earlier of receipt or five days after mailing, if mailed postage prepaid by regular or overnight mail at the address for such party as set forth above, or at such changed address that may be subsequently submitted by written notice of either party. If notice is sent to ALICOMP it shall be sent to Arthur Kurek, a copy shall be sent to Mark Schwartz at 730 Broadway, New York, New York 10003-9511. If notice is sent to COSI it shall be sent to Bob Wallach, 535 Mountain Avenue, Murray Hill, New Jersey 07971, with a copy to Zach Lonstein, COSI, Inc., 360 West 31st Street, 11th Floor, New York, New York 10001.


XVII  MISCELLANEOUS

      a) This Agreement constitutes the entire agreement between the parties. Except as set forth herein no prior oral or written representation not expressly incorporated herein shall be binding on the party making the representation..

      b) Failure by either party to enforce any term shall not be deemed a waiver of future enforcement of that or any other term.

      C) Each party shall not be liable for failure to perform service under this Marketing Agreement if such failure is caused by forces beyond its reasonable control and without its fault or negligence.

XV111. FORCE MAJEURE

      Each party shall be relieved of its respective responsibilities under this Marketing Agreement if it cannot provide access to the facility or otherwise perform due to causes defined as Force Majeure in the Service Agreement. The failure of a public utility to provide electricity is not a force majeure event for the purposes of this Agreement.

XIX. EXECUTION

      This Marketing Agreement has been executed and delivered in the State of New York and shall be governed and construed for all purposes under and in accordance with the laws of the State of New York without reference to its conflict of laws provisions.


ALICOMP, a division of ALICARE, Inc.      Comput Outsourcing Services, Inc.


BY: /s/ Arthur Kurek                      BY: /s/ Robert Wallach
    ---------------------------------         --------------------------------
    Arthur Kurek                              Robert Wallach
    Its Executive Vice President              Its President

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